                                            CUSIP NO. 125127100

                                            -----------------------------------
                                            4OMB APPROVAL
                                            -----------------------------------
                                            OMB Number:. . . . . . . .3235-0145
                                            Expires: . . . . . October 31, 1994
                                            Estimated average
                                            burden hours per form. . . . .14.90
                                            -----------------------------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Initial Filing)*

                            HOME SECURITY INTERNATIONAL
--------------------------------------------------------------------------------
                                    Name of Issuer


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      437333107
--------------------------------------------------------------------------------
                                     CUSIP Number

                  ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

                                    JULY 16, 1997
--------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 93-3108651
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      622,600
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   622,600
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     622,600
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     12.5%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      622,600 (includes shares held of record by
     REPORTING                     The Robertson Stephens Orphan Fund of
    PERSON WITH                    which Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors,
                                   Ltd. are the General Partners. See Item 5.)
                             --------------------------------------------------
                                9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                    622,600
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      622,600
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
      12.5%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayaman Islands
-------------------------------------------------------------------------------
     NUMBER OF                 7   SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8   SHARED VOTING POWER
      BY EACH                      136,300
     REPORTING               --------------------------------------------------
    PERSON WITH                9   SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER
                                   136,300
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     136,300
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Low-Priced Stock Fund
     Tax I.D.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     60,000
     REPORTING
    PERSON WITH              --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  60,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     60,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.2%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC & PF
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP NO. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 405219106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 125127100
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    818,900 includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of
                                  which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund
                                  of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is the
                                  General Partner.  Included shares held of
                                  record by the Robertson Stephens Global
                                  Low-Priced Stock Fund of which Robertson
                                  Stephens & Co Investment Management L.P.
                                  is investment adviser.  See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  818,900
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     818,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     16.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the Common Stock of Home Security International, Inc. (The "Company").

ITEM 2.   IDENTITY AND BACKGROUND.

          The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Orphan Offshore Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), The Robertson Stephens Global Low-Priced Stock Fund and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by three investment funds, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Global Low-Priced Stock Fund.

          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III. (a) Robertson Stephens Global Low-Priced Stock Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


IV.  (a)  Bayview Investors LTD., is a California limited partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VI.  (a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600

          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VIII.(a) Michael G. McCaffery.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IX.  (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

X.   (a)  Kenneth R. Fitzsimmons.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4.   PURPOSE OF TRANSACTION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:



                                                           No. of Shares
     Name of                                                Beneficially        Percentage of
     Beneficial Owner                                              Owned        Class(1)
     -----------------------------------------------------------------------------------
     The Robertson Stephens Orphan Fund                           622,600 (2)       12.5%
     The Robertson Stephens Orphan Offshore Fund                  136,300 (3)        2.7%
     The Robertson Stephens Global Low-Priced Stock Fund           60,000 (4)        1.2%
     Robertson Stephens & Co Investment Mngmnt L.P.               818,900 (5)       16.4%
     Bayview Investors Ltd.                                       622,600 (6)       12.5%
     Robertson Stephens & Co. Incorporated                        818,900 (7)       16.4%
     Paul H. Stephens                                             818,900 (8)       16.4%
     Sanford R. Robertson                                         818,900 (9)       16.4%
     Michael G. McCaffery                                         818,900 (10)      16.4%
     G. Randy Hecht                                               818,900 (11)      16.4%
     Kenneth R. Fitzsimmons                                       818,900 (12)      16.4%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 5,000,000 shares of Common Stock of the Issuer outstanding as of July 15, 1997.

(2)  The Robertson Stephens Orphan Fund is a California limited partnership.

(3)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(4) The Robertson Stephens Global Low-Priced Stock Fund is a registered investment company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Priced Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(5) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and is deemed to have shared dispositive power over 818,900 shares of the Company.

(6) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 622,600 shares of the Company.

(7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 818,900 shares of the Company.

(8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 818,900 shares of the Company held by the funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 818,900 shares of the Company held by the Funds.

(10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 818,900 shares of the Company held by the Funds.

(11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 818,900 shares of the Company held by the Funds.

(12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over818,900 shares of the Company held by the Funds.

     (c) The following is a list of transactions by the filing parties in the last 60 days.



           Entity           Date         Shares          Price             Transaction
           ------           ----         ------          -----             -----------
           Orphan         7/15/97         73,800          10.00        open mkt purchase
          Offshore
         Global Low-      7/15/97         23,300          10.00        open mkt purchase
        Priced Stock
            Fund
         Orphan Fund      7/15/97        142,900          10.00        open mkt purchase
         Orphan Fund      7/16/97         38,900          10.06        open mkt purchase
         Global Low-      7/16/97         10,000          10.06        open mkt purchase
        Priced Stock
         Global Low-      7/16/97         10,000          10.19        open mkt purchase
        Priced Stock
         Orphan Fund      7/17/97        140,000          10.18        open mkt purchase
         Global Low-      7/18/97         16,700          10.10        open mkt purchase
        Priced Stock
           Orphan         7/18/97         15,500          10.10        open mkt purchase
          Offshore
         Orphan Fund      7/18/97         72,800          10.10        open mkt purchase

           Orphan         7/21/97         47,000          10.05        open mkt purchase
          Offshore
         Orphan Fund      7/21/97        228,000          10.05        open mkt purchase















ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    July 22, 1997

     THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
     PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A
     REGISTERED INVESTMENT COMPANY
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     ROBERTSON, STEPHENS & COMPANY, INCORPORATED

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

          Paul H. Stephens*
          -----------------------

          Paul H. Stephens

          Sanford R. Robertson*
          -----------------------
          Sanford R. Robertson

          Michael G. Mccaffery*
          -----------------------
          Michael G. McCaffery

          G. Randy Hecht*
          -----------------------
          G. Randy Hecht

          Kenneth R. Fitzsimmons*
          -----------------------
          Kenneth R. Fitzsimmons




*By: /s/ Robert C. Greenwood
    ------------------------------
     Robert C. Greenwood
     Pursuant to Power of Attorney
     Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Home Security International, Inc. by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., and Robertson, Stephens & Company, Incorporated.

Dated:    July 22, 1997


     THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, A CAYMAN ISLANDS LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, L.P.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
     By   Robertson, Stephens & Company, Incorporated

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

     ROBERTSON, STEPHENS & COMPANY, INCORPORATED

     By:  Paul H. Stephens*
          -----------------------
          Paul H. Stephens
          Managing Director and Chief Investment Officer

          Paul H. Stephens*
          -----------------------
          Paul H. Stephens

          Sanford R. Robertson*
          -----------------------
          Sanford R. Robertson

          Michael G. Mccaffery*
          -----------------------
          Michael G. McCaffery

          G. Randy Hecht*
          -----------------------
          G. Randy Hecht

          Kenneth R. Fitzsimmons*
          -----------------------
          Kenneth R. Fitzsimmons




*By: /s/ Robert C. Greenwood
    ------------------------------
     Robert C. Greenwood
     Pursuant to Power of Attorney
     Previously Filed